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                                                                  Exhibit 10(bb)

                                 FIRST AMENDMENT
                                     TO THE
                          EASTERN UTILITIES ASSOCIATES
                               KEY EXECUTIVE PLAN

     WHEREAS, Eastern Utilities Associates (the "Association") previously adopted the Eastern Utilities Associates Key Executive Plan (the "Plan") effective July 1984;

     WHEREAS, the Association amended and restated the Plan effective January 1, 1995;

     WHEREAS, the Association has resolved to enhance the benefits for Donald G. Pardus and John R. Stevens; and

     WHEREAS, the Association has reserved the right to amend the Plan from time to time under Section 10 of the Plan;

     NOW, THEREFORE, in accordance with and pursuant to the foregoing, the Plan is amended, effective January 1,1999, as follows:

1. Section 4(b) is hereby amended by deleting the same in its entirety and by substituting therefore the following:

     "The Supplemental Pension Benefit provided by this Plan shall consist of the monthly payment of twenty-five percent of the Key Executive's Salary to the Key Executive for the fifteen year period beginning on the first day of the month following the termination of Key Executive's employment with the Association; providing, however, that the Supplemental Pension Benefit payment period shall be twenty years instead of fifteen years in the case of Donald G. Pardus and John R. Stevens.

2. Section 8(b) is hereby amended by deleting the same in its entirety and by substituting therefore the following:

     "Notwithstanding anything to the contrary in Section 8(a) above, the benefits payable under this Plan shall be offset by the excess cash surrender value or death benefits in any insurance policy or policies owned by the Key Executive over the amount payable to the Association (or any of its affiliates) under any split-dollar insurance agreement between the Association (or any of its affiliates) and the Key Executive, after such excess cash value or death benefits have been further reduced by any amounts used to offset benefits due under the Supplemental Retirement Plan for Certain Officers of Eastern Utilities Association and Its Affiliates. In determining the benefits that could be paid with such excess cash value,
     (i) the amount of excess cash surrender value under this paragraph (b)

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     shall be determined effective as of the date that the split-dollar insurance arrangement between the participant and EUA Service Corporation terminates; and (ii) discounting for present value shall be performed using the 83-Group Annuity Mortality table and an interest rate equal to the then-prevailing 30 year Treasury Note rate on the date the participant commenced benefits under the Plan; provided, however, that the interest rate shall in no event exceed 5.19% when discounting the Plan benefits payable to Donald G. Pardus and John R. Stevens."

     IN WITNESS WHEREOF, EASTERN UTILITIES ASSOCIATES has caused this instrument to be executed and delivered on its behalf by the undersigned on this 30th day of September 1999.

ATTEST:                                 EASTERN UTILITIES ASSOCIATES


/s/ Illegible                           /s/ Paul J. Choquette, Jr.
-------------------------------------   ----------------------------------------
Secretary                               By: Paul J. Choquette, Jr.
                                        Its: Compensation and Nominating
                                             Committee Chairman


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

                               KEY EXECUTIVE PLAN

                                       OF

                          EASTERN UTILITIES ASSOCIATES

                 Amended and Restated Effective January 1, 1995

     The undersigned officer of Eastern Utilities Associates hereby certifies that this is a true and complete copy of the Key Executive Plan of Eastern Utilities Associates, amended and restated effective January 1, 1995 and as in full force and effect on the date hereof.

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                               KEY EXECUTIVE PLAN

                                       OF

                          EASTERN UTILITIES ASSOCIATES

1.   PURPOSE

     The purpose of the Key Executive Plan of Eastern Utilities Associates (the "Plan") is to advance the interests of Eastern Utilities Associates (the "Association") by providing supplemental pension benefits and death benefit coverage to those key employees who contribute significantly to the performance of the Association and its affiliates (the "Key Executives"). The Plan is intended to enhance the ability of the Association to attract and retain individuals of superior managerial ability and to motivate such individuals to exert their best efforts towards future progress and profitability of the Association. This amendment and restatement of the Plan is intended to supersede the Key Executive Insurance Plan as originally adopted by the Association in July 1984.

2.   ADMINISTRATION AND INTERPRETATION

          (a) Administration. The Plan is administered by the Association. The Association, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan, The Association, from time to time, may also appoint such individuals to act as the Association's representatives as the Association considers necessary or desirable for the effective administration of the Plan. Any notice or document required to be given or filed with the Association will be properly given or filed if delivered or mailed, by certified or registered mail, postage prepaid, to the Association at One Liberty Square, P.O. Box 2333, Boston, MA 02107.

          (b) Top Hat Exemption. It is the Association's intent that this Plan, as set forth herein, constitute an unfunded plan for a "select group of management and highly compensated employees" within the meaning of U.S. Department of Labor Regulation Section 2520.104-23, and comply with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (c) Interpretation. The interpretation and construction by the Association of any provisions of the Plan and any determination by the Association under any provision of the Plan shall be final and conclusive for all purposes.


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

          (d) Limitation on Liability. Neither the Association, the trustees of the Association (collectively, the "Trustees") or any individual authorized to act on behalf of the Association shall be liable for any act, omission, interpretation construction or determination made in connection with the Plan in good faith. The Trustees and any individuals authorized to act on behalf of the Association shall be entitled to indemnification and reimbursement by the Association in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by law and under any liability insurance coverage that may be in effect from time to time.

3.   PARTICIPATION

          The individuals eligible to participate in this Plan shall be those Key Executives as the Association from time to time shall determine. A list of the Key Executives is attached hereto as Appendix A. The Association shall update Exhibit A from time to time as the Association adds additional individuals as Key Executives under the Plan.

4.   SUPPLEMENTAL PENSION BENEFIT

          (a) Eligibility. A Key Executive shall be entitled to receive payment of a Supplemental Pension Benefit (as defined in Section 4(b) below) upon Retirement (as defined in Section 4(c) below) or Termination without Cause (as defined in Section 4(d) below).

          (b) Amount and Payment of Supplemental Pension Benefit. The Supplemental Pension Benefit provided by this Plan shall consist of the monthly payment of twenty-five percent of the Key Executive's Salary to the Key Executive for the fifteen year period beginning on the first day of the month following the termination of Key Executive's employment with the Association. For purposes of this Plan, the Key Executive's Salary shall equal the highest annualized rate of salary paid to the Key Executive at any time prior to the Key Executive's sixty-fifth birthday.

          (c) Retirement. A Key Executive may retire at any time on or after the first day of any month coincident with or next following the earlier of the date on which the Key Executive (i) attains sixty-one years of age and completes ten or more years of vesting service under the Employees' Retirement Plan of Eastern Utilities Associates and its Affiliated Companies (the "Tax-Qualified Pension Plan") or (ii) qualifies for Special Early Retirement under Section 4.4 of the Tax-Qualified Pension Plan.

          (d) Termination without Cause. Termination without Cause shall consist of any termination of the Key Executive's employment by the Association without Cause (as defined in Section 6 below) and any termination of the Key Executive's employment by the Key Executive under circumstances which entitle the Key Executive to severance benefits under any plan, agreement or arrangement with the Association or its affiliates.

5.   DEATH BENEFITS

          (a) Death Benefit After Commencement of the Supplemental Pension Benefit. In the event of the Key Executive's death after the Supplemental Pension Benefit has commenced but before the expiration of the fifteen year payment period for such benefit, the Association shall continue to pay the Key Executive's Supplemental Pension Benefit for the remainder of such period to the Beneficiary (as defined in Section 5(c) below) of such Key Executive. If the Beneficiary dies after the death of the Key Executive, but prior to receiving the full death benefit under this Section 5(a), any remaining benefit shall be paid to the Beneficiary's estate. No death benefit shall be payable under this Plan in the event that the Key Executive dies after receiving his entire Supplemental Pension Benefit.

          (b) Death Benefit Before Commencement of the Supplemental Pension Benefit. In the event of the Key Executive's death before the Supplemental Pension Benefit has commenced, the Association shall pay an amount equal to two times the Key Executive's Salary in a single lump sum to the Beneficiary (as defined in Section 5(c) below) of such executive. Such payment shall be made within ninety days of the Key Executive's death. If the Beneficiary dies after the death of the Key Executive, but prior to receiving the benefit under this
Section 5(b), such benefit shall be paid to the Beneficiary's estate.

          (c) Beneficiary. The Beneficiary shall mean the person or persons designated by the Key Executive to receive a death benefit under the Plan in the event of the Key Executive's death. If the Key Executive is married and designates someone other than his legal spouse, the designation by such executive must include the written consent of such spouse at the time the designation is made in order to be valid. A former spouse's consent shall not be binding on a subsequent spouse.

          A Beneficiary designation must be filed with the Association prior to the Key Executive's death to be effective. In addition, the designation of a Beneficiary will not be effective if the Beneficiary dies before the Key Executive. If there is no Beneficiary designation in effect immediately prior to the Key Executive's death, the Beneficiary shall be (i) the Key Executive's surviving spouse, in the case of a married Key Executive, or (ii) the estate of the Key Executive, in the case of a Key Executive who is not married.


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

6.   TERMINATION FOR CAUSE

     For purposes of this Plan, "Cause" shall exist for the Association to terminate the Key Executive's employment if, and only if, the Key Executive has committed theft, embezzlement or other serious and substantial crimes against the Association. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and the Key Executive had knowledge at the time that the act or omission was not in the best interests of the Association. The Key Executive must be notified in writing by the Association of any termination of his employment for Cause, which writing shall set forth in reasonable detail the facts and circumstances relied upon therefor. The Key Executive will then have the right, within ten days of receipt of such notice, to file a written request for review. In such case, the Key Executive will be given the opportunity to be heard, personally or by counsel, by the Trustees who are not then executives of the Association (the "Independent Trustees") and a majority of the Independent Trustees must thereafter confirm that such termination is for Cause. If the Independent Trustees do not provide such confirmation, the termination shall be treated under this Plan as a termination by the Association without Cause.

7.   FINANCING OF PLAN BENEFITS

     All amounts due and benefits provided under this Plan shall constitute a general obligation of the Association. The Association shall not be required to segregate on their books any amount to be used for the payment of benefits under this Plan or maintain any life insurance policy on behalf of a Key Executive.

8.   EFFECT ON OTHER PLANS AND AGREEMENTS

          (a) Benefits provided to a Key Executive hereunder shall be in addition to any benefits the Key Executive is entitled to under any employer stock, deferred compensation, savings, retirement, severance or other employee benefit plan, agreement, arrangement or understanding, including but not limited to the Tax-Qualified Pension Plan, the Supplemental Retirement Plan for Certain Officers of Eastern Utilities Associates and its Affiliated Companies, the Retirement and Savings Restoration Plan for Members of The Employees' Retirement Plan of Eastern Utilities Associates and its Affiliated Companies, the Eastern Utilities Associates Employees' Savings Plan and any severance agreement with the Association or its affiliates.

          (b) Notwithstanding anything to the contrary in Section 8(a) above, the benefits payable under this Plan shall be offset by the excess cash value or death benefits in any insurance policy or policies owned by the Key Executive over the amount payable to the Association (or any of its affiliates) under any split-dollar insurance agreement between the Association (or any of its affiliates) and the Key Executive, after such excess cash value or death benefits have been further reduced by any amounts used to offset benefits due under the Supplemental Retirement Plan for Certain Officers of Eastern Utilities Associates and Its Affiliates. The value of benefits under such plans shall be determined on the date the Key Executive or Beneficiary, as the case may be, would begin receiving benefits under this Plan. To the extent that the benefit due under this Plan is offset by excess amounts under such a split-dollar life insurance agreement, no benefit shall be due under this Plan. For purposes of determining the benefit which could be paid with such excess amounts, discounting shall be calculated using the 83-Group Annuity Mortality table and an interest rate equal to the then prevailing thirty year Treasury Note rate on the date such determination is made.

9.   CLAIMS PROCEDURE

          The procedure for all claims under this Plan is set forth in Appendix B hereto.

10.  AMENDMENT AND TERMINATION

          The Association reserves the right to amend or terminate the Plan in whole or in part at any time. No amendment or termination of the Plan may deprive any Key Executive without his consent of any benefit to which the Key Executive was previously entitled to based on the Key Executive's Salary prior to such amendment and termination. The Plan shall survive any acquisition by or merger or consolidation into any other corporation. In the event of a reorganization, consolidation, dissolution or merger of the Association, the Plan shall be continued by the successor, and in such event the successor shall be substituted for the Association and shall assume all of the Plan liabilities and all of the powers, duties and responsibilities of the Association under the Plan.

11.  MISCELLANEOUS

     a. No Employment Contract. Nothing contained in the Plan shall be construed as conferring upon any Key Executive the right to continue in the employ of the Association and its affiliates.

     b. Employment with Affiliates. Employment by the Association for the purposes of this Plan shall be deemed to include employment by any affiliate or subsidiary of the Association.

     c. Withholding. The Association will withhold from any amounts payable under this Plan all federal, state, city and local taxes as shall be legally required.

     d. Action by Association. Any action required of or permitted by the Association under the Plan shall be by resolution of its Board of Trustees, by resolution of a duly authorized committee of its Board of Trustees, or by a person or persons authorized by resolutions of its Board of Trustees or such committee.

     e. Nonassignability. A Key Executive shall not have the power or right to sell, exchange, pledge, transfer, assign or encumber or dispose of such executive's interest in any benefit under this Plan nor shall such interest be subject to seizure for the payment of a Key Executive's debts, judgments, alimony or separate maintenance or be transferable by operation of law in the event of a Key Executive's bankruptcy or insolvency.

     f. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

     g. Governing Law; Construction. All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the Commonwealth of Massachusetts to the extent not preempted by ERISA. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provisions of the Plan.

     h. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

               APPENDIX A - KEY EXECUTIVES COVERED UNDER THE PLAN

     The following is a list of each Key Executive covered under the Plan as of January 1, 1995:


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

                          APPENDIX B - CLAIMS PROCEDURE

     a. Filing of a Claim for Benefits. All claims for benefits under the Plan shall be in writing and shall be submitted to the Treasurer of the Association or such other person as the Association may designate from time to time for the processing of claims. Upon receipt of a claim for benefits, the Association may require the claimant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant's right to benefits under the Plan.

     b. Notification to Claimant of Decision. If a claim for benefits is wholly or partially denied, the Association shall furnish to the claimant a notice of the decision, meeting the requirements of paragraph (c) below, within ninety
(90) days after receipt of the claim. If the special circumstances require more than ninety (90) days to process the claim, this period may be extended for up to an additional ninety (90) days by giving written notice to the claimant before the end of the initial 90-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision in the time specified shall constitute a denial of the claim and the claimant shall be entitled to require a review of the denial under the review procedures specified in paragraphs (d) and (e) below.

     c. Content of Notice. The notice to be provided to every claimant who is denied a claim for benefits under paragraph (b) above shall be in writing and shall set forth, in a manner calculated to be understood by the claimant, the following:

     (1)  The specific reason or reasons for the denial;

     (2) Specific reference to pertinent Plan provisions on which the denial is based;

     (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (4) An explanation of the Plan's claim review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review.

     d. Review Procedure. The purpose of the review procedure set forth in this paragraph and in paragraph (e) below is to provide a procedure by which a claimant may have a reasonable opportunity to appeal a denial of a claim to the

Association for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative:

          (1)  May request a review upon written application to the Association;

          (2)  May review pertinent Plan documents; and

          (3)  May submit issues and comments in writing.

     A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Association at any time within sixty (60) days after receipt by the claimant of written notice of the denial of his or her claim.

     e. Decision on Review. The decision on review of a denied claim shall be made in the following manner:

          (1) The decision on review shall be made by the Association, which may in its discretion hold a hearing on the denied claim. The Association shall make its decision promptly, which shall ordinarily be not later than sixty (60) days after the Plan's receipt of the request for review, unless special circumstances (such as the need for holding a hearing) require an extension of time for processing. In that case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the claimant prior to the time the extension commences.

          (2) The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

          (3) In the event the decision on review is not furnished to the claimant within the time required, the claim shall be deemed denied on review.


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